UNION CONTRACT APRIL 17, 2004

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AGREEMENT

This Agreement is made and entered into effective April 17, 2004, by and between Paul Mueller Company (hereinafter referred to as the "Company") and Local Union No. 208 of the Sheet Metal Workers' International Association (hereinafter referred to as the "Union").

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ARTICLE I

Recognition

Section 1.  The Company recognizes the Union as the representative for all employees in the classifications of Craftsman, Fabricator and Production Worker at the Company's production plants at 1600 W. Phelps and Warren Street, Springfield, Missouri 65802.

Specifically excluded from this Agreement are all executive, managerial, supervisory, professional, technical, office, clerical, and administrative employees, and employees in the machine shop, maintenance areas and other machinist work areas.

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ARTICLE II

Management Prerogatives

The Company shall retain all of the rights and function of management not specifically and expressly limited by this Agreement, including, but not limited to, the right to:

--	manage the Company's operations and direct the work force;
--	schedule and reschedule work, hours and work assignments; In accordance with Article V of this agreement;
--	assign employees to shifts, particular types of equipment, machines or jobs;
--	require employees to work overtime;
--	determine the work to be subcontracted or done by employees; In accordance with this agreement;
--	determine the number of employees to be employed in any classification at any time;
--	supervise and exercise control over its employees;
--	introduce new, improved or different production, quality standards, or maintenance, service or distribution methods or facilities, or change existing methods or facilities;
--	maintain and improve efficiency;
--	extend, maintain, curtail, sell, relocate or terminate all or any part of the operations of the Company; In accordance with applicable state and federal laws;
--	open, operate and maintain other production facilities without application of this Agreement thereto;
--	prepare job qualifications and establish appropriate job titles;
--	determine the operations or services to be performed by employees at the Company's Springfield, Missouri facilities; In accordance with applicable state and federal laws;
--	assign and reassign the work to be performed by employees or qualified groups of employees as the Company may deem necessary; In accordance with this agreement;
--	transfer, promote, demote, layoff, discharge or discipline for just cause; and
--	make or revise reasonable work rules.

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ARTICLE III

Probationary Period

New employees shall be regarded as probationary employees for the first three (3) calendar months of employment.  If probationary employees are laid off, or if they are discharged during this three (3) calendar month period, there will be no responsibility on the part of the Company to rehire.  Layoffs or discharges during this three (3) calendar month period may not be subject of a grievance.

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ARTICLE IV

Classifications and Rates of Pay

Section 1.  The following classifications and rates of pay shall be in effect during the term of this Agreement:

------------------------------------ Rates of Pay ------------------------------------
1ST YEAR	Start	6 mos.	12 mos.	18 mos.	24 mos.
Craftsman Fabricator Production Worker	$ 15.07 10.62 8.71	$ 15.57 11.27 9.30	$ 16.15 12.19 9.73	$ 17.68 13.50 10.11	$ 17.84 13.88 10.29
2ND YEAR
Craftsman Fabricator Production Worker	$ 15.57 11.12 9.26	$ 16.07 11.77 9.85	$ 16.65 12.69 10.28	$ 18.18 14.00 10.66	$ 18.34 14.38 10.84
3RD YEAR
Craftsman Fabricator Production Worker	$ 16.07 11.62 9.81	$ 16.57 12.27 10.40	$ 17.15 13.19 10.83	$ 18.68 14.50 11.21	$ 18.84 14.88 11.39

1.	The time periods above the rate columns pertain to an employee's length of service within the classification.
2.	The Company may assign and reassign tasks between classifications based on the Company's evaluation of the skills required for the efficient operation of the plant.
3.	Job descriptions for each classification are attached. Changes in descriptions will be negotiated with the Union.

Section 2.  The skills, abilities and qualifications of all employees hired will be determined by the Company.  New employees will receive a rate of pay applicable to the classification in which they are placed.  Current employees possessing the same skills and abilities shall be given first opportunity to fill these positions.

Section 3.  Employees may be temporarily transferred for up to one (1) calendar month from one classification to another.  This Section is generally applicable due to occasional circumstances such as disabilities of a short duration, vacations, etc.  Transferred employees shall receive the rate of pay of their regular classification or the applicable (i.e., trainee or full scale) rate of pay or the classification to which they are transferred, whichever is higher.

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Section 4.  The Company may, at its discretion, designate one or more employees to a Master level within any job classification.  Master level employees will be paid the following amounts above the pay rate of their current classification:

Craftsman Fabricator Production Worker	$ 0.75/hour $ 0.60/hour $ 0.40/hour

Employees assigned to the Master level will have demonstrated the highest degree of skill, ability, performance and dependability within their classification.  Each assignment will be reviewed and approved by the appropriate Supervisor and a Superintendent prior to implementation.

In addition to their normal duties, Master level employees are responsible for:

--	directing employees in job procedures and other phases of work to perpetuate the trade;
--	conferring with the Supervisor regarding quality and quantity requirements and the solution of specific problems;
--	planning and performing work from schedules, specifications and verbal or written instructions; and
--	completing appropriate reports and records as required.

Master level employees are not required to hire, discharge, discipline or recommend such actions.

The Company may return any employee from their Master level designation back to their regular job classification and pay scale at any time.

Master level pay will be given to employees who are assigned to train other employees in company training schools (i.e.; welding, grinding, layout, etc.).

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ARTICLE V

Hours of Work, Overtime and Holidays

Section 1.  Eight (8) consecutive hours exclusive of a one-half (1/2) hour lunch period shall constitute a normal day's work.  Forty (40) hours consisting of five (5) consecutive days of eight (8) hours each shall constitute a normal week's work.

Present practices with respect to starting times of shifts and work schedules shall remain in effect for the duration of this contract, subject to change by mutual consent, for good and sufficient cause.

WORK SCHEDULE
Shift 1st 2nd 3rd	Starting Time 7:00 a.m. 3:30 - 4:00 p.m. 10:30 p.m.	Lunch Period 30 min. 30 min. 30 min.	Ending Time 3:30 p.m. 12:00 - 12:30 a.m. 7:00 a.m.	Work Days Mon.--Fri. Mon.--Fri. Sun.--Thur.

Notice of agreed to changes in the starting times would be posted on the Company bulletin boards at least one (1) month in advance.

Employees may be assigned work during their normal lunch periods in case of emergency, but shall be allowed a full-length lunch period immediately upon completion of the emergency work.

Section 2.  Time and one-half will be paid for all time worked by an employee in excess of forty (40) hours per week.

In order to receive time and one-half for Saturday, an employee must have worked forty (40) hours during the normal work week unless excused by the Human Resources Department.

Time and one-half shall be paid for work on Sundays and holidays, except for third shift employees, who would receive overtime for their Sunday work shift, which begins on Saturday.

When an employee is excused for a part of his work shift, with prior permission from his Supervisor, he will be allowed to make up the lost time at straight-time rate of pay if work is available during the same week in the employee's classification.

Scheduled overtime will not exceed two (2) hours per day during the regular workweek and will not exceed eight (8) hours on weekends.  Third shift will be notified by 5 p.m. on the preceding Wednesday; first and second shift employees will be notified by 12 p.m. on the preceding Thursday for weekend work.

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Employees who are scheduled for vacation on the Friday before or Monday after scheduled overtime are not required to work the overtime.  This also applies to one-half days vacation on Friday afternoon or Monday morning.

Employees will be credited for eight (8) hours as time worked toward the forty (40) hours in any work week for vacation days scheduled in advance and scheduled holidays.

Section 3.  A shift premium of Fifty Cents ($0.50) will be added to the pay rate of those employees regularly assigned to work on the second (2nd) shift or third (3rd) shift.

Section 4.  Employees covered by this Agreement shall be entitled to eight (8) hours straight-time pay for each of the following holidays, when not worked:

New Year's Day Memorial Day July Fourth	Labor Day Thanksgiving Day Day after Thanksgiving Day	Christmas Eve Day Christmas Day New Year's Eve Day

In addition to the holidays listed above, employees shall receive two (2) floating holiday in each contract year for which employees covered by this Agreement shall be entitled to eight (8) hours of straight-time pay.  Employees may schedule this day off on a work day of their choice by submitting a written request as is done for days of vacation.

In order to receive pay for any holidays when not worked, the employee must have been employed by the Company for three (3) calendar months and must have worked as scheduled on the last scheduled work day preceding the holiday and the first scheduled work day following the holiday, unless off on disability due to an on-the-job injury or excused by the Personnel and Human Resource Department.

Employees who are laid off within seven (7) calendar days prior to a holiday named in this Agreement shall be paid for the holiday.

Holidays falling on Sunday will be observed on the following Monday.  Holidays falling on Saturday will be observed on the preceding Friday.

Section 5.  Any employee who reports for work on his regular shift and is sent home because of lack of work, or is given less than four (4) hours of work, shall be guaranteed a minimum of four (4) hours pay at his regular straight-time base rate.  The provision shall not be applicable if work is unavailable because of reasons beyond the control of the Company.

Section 6.  After one (1) year of permanent, full-time employment, an employee will be eligible for paid funeral leave of three (3) working days due to a death in their immediate family.  The immediate family is defined as follows:

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--	Spouse,
--	Parent of the employee or spouse (or relatives that have assumed the role of parenthood of either employee or spouse),
--	Children (including step-children),
--	Brothers and sisters of the employee

You will be eligible for two (2) days funeral leave upon the death of:

--	Brothers-in-law and sisters-in-law, and
--	Grandparents and grandchildren.

One (1) day funeral pay will be computed as eight (8) times an employee's current base hourly rate, including any applicable shift premiums.  Eight (8) hours will count as hours worked toward computation of overtime.

Employees must complete a "Request for Leave of Absence" form and submit the form to the applicable Supervisor and Department Head.  If necessary, additional unpaid time may be arranged through you supervisor.

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ARTICLE VI

Vacations

Employees covered by this Agreement who have been in continuous service or the Company over one (1) year, and who have worked at least one thousand three hundred eighty-six (1,386) straight-time hours during the twelve (12) calendar months immediately preceding their anniversary date of employment, will become eligible for vacation benefits as of their anniversary date in accordance with the following schedule:

Length of Continuous Service			Number of Vacation Hours
1 3 8 15 25	but less than but less than but less than but less than or more years	3 years 8 years 15 years 25 years	40 hours 80 hours 120 hours 160 hours 200 hours

Employees who have not completed one thousand three hundred eighty-six (1,386) straight-time hours will be eligible for pro-rata vacation pay according to the following schedule:

Straight-Time Hours of Work			Percent of Vacation Hours
1,300 1,200 1,100 1,000 900 800 700 600 500	to to to to to to to to to	1,385 hours 1,299 hours 1,199 hours 1,099 hours 999 hours 899 hours 799 hours 699 hours 599 hours	90% 80% 70% 60% 50% 40% 30% 20% 10%

Employees are encouraged to use vacation time.  However, if an employee is eligible for more than ten (10) days of vacation, the employee may accumulate unused time as indicated below.  There is no maximum amount of vacation which may be accumulated:

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Vacation Days Earned 5 10 15 20 25	Days Eligible to Accumulate Per Vacation Year -- -- 5 10 15

Employees will be paid vacation pay at the time the vacation is taken at their regular pay rate with the following exception:

If an employee has worked eight (8) calendar months or more of the twelve (12) calendar months immediately preceding his anniversary date of hire in a higher paying classification, the rate for such higher paying classification will be used to compute vacation pay.

Any employee who earns ten (10) days or less will be paid for any unused vacation on their next anniversary date.

Vacations are to be paid at the time the employee takes his vacation.

The plant may shut down for vacations not to exceed two (2) weeks each year.  Notice of such shutdown periods will be posted one (1) calendar month in advance of the plant shutdown.

If an employee's service is terminated for any reason, he will receive any vacation benefits he has earned.

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ARTICLE VII

Grievance and Arbitration Procedure

All grievances that arise out of the application of this Agreement must be handled in the following manner:

If an employee has a complaint or desires to grieve a specific occurrence of the application of this agreement.  The employee may discuss their complaint verbally with the appropriate Supervisor within three (3) working days after the date of the occurrence giving rise to the complaint.  The supervisor shall respond to the employees' complaint within three (3) working days.  The employee need not have a Union Steward during this meeting, but may request one if desired.

Should the complaint not be resolved in discussion with the Supervisor, the employee or union may reduce the grievance to writing on a Union Grievance form and present the grievance to the appropriate Plant Superintendent.  The Superintendent, Supervisor, Steward and Employee shall meet within five (5) working days to resolve the grievance.

If the grievance is not resolved it will be submitted to the Director Human Resources and Union Business Representative.  Thereafter, should the grievance not be resolved within five (5) working days, either party may advise the other in writing that it desires arbitration of the grievance.

The matter shall then be submitted to an Arbitrator to be selected from lists provided by the Federal Mediation and Conciliation Service.  A request for such list must be made within ten (10) working days following this grievance meeting.

Any unresolved grievance for which arbitration is not requested in writing within sixty (60) days following the initial filing shall be considered as dropped and time barred.

The Arbitrator shall be limited in his consideration to the grievance as it was originally presented in writing on the Union Grievance form.  The Arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement, or to arbitrate any matter not specifically provided for in this Agreement.

It is agreed that any and all time limits expressed herein can be waived at any step by mutual agreement, in writing, by the parties.

The fees and expenses of the Arbitrator shall be paid by the party to whom the award is adverse.  If the award is not entirely adverse to a single party, the Arbitrator shall determine the proportion of the fees to be paid by each party in correct proportion to his evaluation of the merits of each party's position.  The Arbitrator's decision will be final and binding on both parties.

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Any Steward or employee involved in the grievance procedure will be granted time off without pay as may reasonably be required to:
A.	Investigate and endeavor to settle the grievance at reasonable times and with prior permission of the Supervisor.
B.	Attend any meeting with Management pertaining to matters related to the grievance which cannot reasonably be deferred until a scheduled grievance meeting.
C.	Attend scheduled grievance meetings or arbitration's.

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ARTICLE VIII

No Strike -- No Lockout Clause

During the life of this Agreement, there shall be no picketing, strikes of any nature, work stoppages, slowdowns or concerted refusal to work engaged in by the Union, its officers, agents, members or the employees covered by this Agreement for any cause whatsoever.

Any employee who participates in any action prohibited by this Article shall be subject to disciplinary action.

There shall be no lockout by the Company during the term of this Agreement.

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ARTICLE IX

Seniority

Seniority, wherever application to the provisions of this Agreement, shall be defined as the latest uninterrupted period of regular employment with the Company.

Section 1.  The Company shall prepare and post on the shop bulletin boards a list of all employees by the date of which their last period of continuous employment with the Company commenced.

This list shall be posted once each six months.

Where more than one (1) employee has the same date of hire, the order of placement shall be determined on the basis of alphabetical order of the surname first, then given name.  Employees whose surnames have been changed by reason of marriage will not have their name repositioned.

Section 2.  When new jobs are created or vacancies occur, bids shall be requested from employees by posting notices on the shop bulletin boards, and applications shall be made thereafter in writing through the Human Resource Department.  In order for an employee to be eligible to bid, he must have worked six (6) months or more in his current classification (this time period will be waived by the Company if no employees meet this requirement) and meet the standard bidding requirements for the position posted.  The Company shall have the right to temporarily fill the job vacancy until the job is filled.

Jobs will be posted for three (3) working days prior to being removed.  The Human Resource Department will prepare a list of those employees eligible to bid and who possess the required skills, abilities and dependability to bid.

Seven (7) working days shall elapse before the Company will fill the jobs so posted. This time period may be extended by mutual consent when extensive training of bidders is required.  The Human Resource Department will compile a list of those employees eligible to bid and who meet the minimum qualifications to bid.  A copy of this list will be provided to the Chief Union Steward.

This Section will not apply to vacancies resulting from layoffs, recalls or temporary transfers.

The Company shall fill the job posted in accordance with Section 5 of this Article.

Employees selected shall be given three (3) calendar months' trial starting at the start rate.  Should the start rate be lower than the employee's current rate, the employee will receive their current rate.  However, the employee will have to progress through the twenty-four (24) month period to receive the top rate.  Those employees bidding laterally or to a classification with a lower rate of pay will have their wages reduced accordingly.  If the employee fails to meet the minimum standard or causes excessive spoilage anytime during the period, he shall be returned to his original classification.

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Any employee returned to his original job under the provision of this Section, or at his own request, shall not be eligible to bid on or be upgraded to the higher classification for a period of twelve (12) calendar months.

Section 3.  An employee on layoff must keep the Company and the Union advised of his current address and telephone number.  Re-employment privilege shall not extended beyond ten (10) calendar days from the date a letter is posted to a laid-off employee by Certified Mail notifying the employee to return to work.  Employees are obligated to notify the Company within two (2) working days following notification to return of their intention to return or not to return to work.  Employees who do not notify the Company of their intent to return to work within the three (3) working days will be subject to disciplinary action in accordance with the plant rules.

Section 4.  In the event of a reduction in forces or a return from layoff, the Company shall recall or layoff in accordance with Section 5 of this Article.

Employees will be provided three (3) working days of notice of layoff.  Re-employment privileges shall not extend beyond the ten (10) calendar days as set forth in Section 3 of this Article.

Section 5.  In all cases of promotion, demotion, assignment of shifts, layoff or recall, the following factors shall be considered:

A.	Seniority;
B.	Skills required to perform the work;
C.	Ability, as it relates to work performance, productivity, scrap and rework; and
D.	Dependability, as it relates to absenteeism for reasons other than disability or work-related injury.

Seniority shall govern when it is determined that B, C and D are substantially equal based on the Company's sole and exclusive judgment.

The principle of giving preference to the most senior employee shall prevail, after applying the above considerations.

For purposes of layoff or recall, senior employees will remain working provided they can meet the B, C and D considerations listed above.

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Section 6.  An employee's service will be terminated:

A.	After they have been off work because of sickness or physical disability for a period exceeding twelve (12) consecutive calendar months;
B.	If they have been laid off in excess of twelve (12) consecutive months for employees with less than five (5) years seniority; or
C.	If they have been laid off in excess of twenty-four (24) consecutive months for employees with more than five (5) years seniority.

Section 7.  A bargaining unit employee may accept a nonbargaining unit position offered by the Company.  The employee may return to the appropriate bargaining unit classification within one (1) calendar month after request to their Supervisor.

The Company may transfer employees to their former bargaining unit classification when reductions in the nonbargaining unit work force are necessary or management determines that the employee's performance is not satisfactory.  Employees terminated while working in a nonbargaining unit position will not be allowed to return to their former bargaining unit position.  Employees who request transfer back to their former bargaining unit position will not be permitted to transfer to a nonbargaining unit position for a period of twelve (12) calendar months.  Employees working in nonbargaining unit positions will not have access to the grievance and arbitration procedure of this Agreement.

Vacation and pension rights shall be based upon length of continuous service with the Company.

Employees affected by this section shall have their seniority for layoff and recall privileges pro-rated to reflect their time out of the bargaining unit.

Section 8.  Whenever the efficient operation of the Company's business might otherwise be impaired, the Company and the Union may agree to depart from the layoff procedure as set forth in this Article.

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ARTICLE X

Plant Rules

The Company shall have the right to establish, change, add to and enforce reasonable plant rules not inconsistent with the provisions of this Agreement.  A violation of plant rules shall be just cause for disciplinary action. If disciplinary action is warranted the Company has thirty (30) days after knowledge of the occurrence to act or the disciplinary action is time barred.  The time limit may be extended by the parties by written request.  Such extension will be granted so long as such privilege is not abused.  When changes or additions are made to existing plant rules, a copy will be sent to the Chief Steward and to the Business Representative five (5) days before they are posted on Company bulletin boards.  No plant rule will be effective unless posted.  The Union may challenge any disciplinary action resulting from the enforcement of plant rules through the grievance procedure.

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ARTICLE XI

Severability

Any clauses of this Agreement which conflict with applicable State or Federal law shall be considered void without affecting any of the other provisions of this Agreement.  In the event of any clause in this Agreement being held void, the Company and the Union will negotiate an acceptable legal substitute.

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ARTICLE XII

Harmony Board - Stewards

There shall be a Harmony Board composed of four (4) Company representatives and four (4) bargaining unit representatives.  The Director Human Resources or his designee shall serve as the chairperson.  Committee members will serve a rotating basis.

The purpose of this Board is to provide a regular avenue of communication between the company and the Bargaining Unit.

General items to be considered by the Harmony board include:

--	Hardship cases concerning assignment of overtime, assignment to shifts or working hours.
--	Problems of noncontractural nature.
--	Prevention of foreseeable problems.
--	Improvements of communications.

It is understood that this committee shall not entertain anything that could be construed as contractual in nature or have any authority to alter the agreement, solve grievances, etc.

This Board shall meet on the first Tuesday each month at 2:00 p.m.  The Board may schedule additional meetings.  An agenda of items to be discussed will be exchanged 3 days prior to each meeting.

The Director Human Resources and the Business Manager of the Union will serve as members of the Harmony Board.

There shall be accurate minutes kept and distributed on a timely basis.

The Harmony Board members understand and agree that they will do everything possible to be productive, to promote continuous improvement and do all thing necessary to promote the best interest of the Company and it's Bargaining Unit employees.

The members shall be compensated at their regular rate of pay for said meetings, with the understanding that the meetings should be kept to one (1) hour in duration if at all possible.

The Union shall have the right to appoint up to eight (8) Stewards.

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ARTICLE XIII

Visitation Privilege

Authorized Union Business Representatives must seek permission from the Director of Human Resources or Manufacturing Operations Manager, which permission will be granted so long as such privilege is not abused, before entering upon the Company premises.  The Business Representative will not be allowed to conduct Union business which may be completed away from the Company premises.

Should the duly authorized Union Business Representatives be employed by the Company they must seek permission, which permission will be granted so long as such privilege is not abused, before entering upon Company premises on other than their assigned shift.

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ARTICLE XIV

Nonbargaining Unit Employees Working

Section 1.  In addition to their normal duties, Supervisors or other persons excluded from the bargaining unit may perform production work for the purpose of instructing employees, demonstrating proper methods and procedures of performing work operations, in cases of employee absences, emergency, product or process development work and, as necessary, to maintain production schedules.  These employees will not replace or displace employees represented by the bargaining unit.

Section 2.  Cooperative Engineering students will be allowed to operate machinery and other equipment during their training period.  No more than three (3) students at any one time will operate machinery and other equipment in the shop.  These students will not replace or displace employees represented by the bargaining unit.

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ARTICLE XV

Retirement

The Company provides employee retirement benefits as specified in the Paul Mueller Company Contract Employees Retirement Plan.  The Company pays the entire cost of this employee benefit.

An employee's normal retirement date is the first day of the month after the employee reaches age 65.  An employee may choose early retirement upon reaching age 55.

The accrued pension formula shall be Twenty-Five Dollars ($25) times an employee's years of credited service, provided that no more than thirty-five (35) years of credited service shall be used.

The accrued pension formula shall be Twenty-Six Dollars ($26) for years of service after January 1, 2005.

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ARTICLE XVI

Group Medical and Life Insurance Program

During the term of this contract, the Company will provide a group insurance program for the benefit of the employees covered by this contract and their dependents.

The program will provide the same benefits as those provided nonbargaining unit employees.

Group Health insurance benefits will not be reduced during the term of the agreement.

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PROPOSED COMPANY CHANGES - GROUP HEALTH INSURANCE

1.

We propose the following deductibles and out of pocket maximums effective July 2004:

PPO Providers
$300.00 calendar year deductible
20% of the next $10,000; 100% thereafter
$2,300.00 total out of pocket maximum per year, per covered individual

Non-PPO Providers
$600.00 calendar year deductible
50% of the next $10,000; 100% thereafter
$5,500.00 total out of pocket maximum per year, per covered individual

2.	We propose Employees pay contributions for employees and dependents as follows:

	July-Dec. 2004	2005	2006
Employee Dependents	12.5% 25.0%	12.5% 25.0%	12.5% 25.0%
July -- Dec. 2004 Rates per week would be:
Employee Spouse Only Children Only	$ 6.84 $17.54 $ 8.79

The rates will be adjusted each year based on the prior years claims, premiums and administrative costs.  It would be beneficial for employees to make contributions with pre-tax dollars through the section 125 plan.

3.	Pharmacy benefits as follows effective July 2004:

Deductible Coinsurance Out-of-pocket maximum	$200 30% of all expenses No maximum

4.	In addition, we propose improved dental coverage beginning July 2004.

$50 calendar year deductible 80/20 coinsurance on fillings only $1,000 annual benefit maximum (combined with preventive)

Note:	Deductibles or out of pocket maximums paid prior to July 2004 will be credited toward revised deductibles and out of pocket maximums effective in July 2004.

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ARTICLE XVII

Equal Employment Opportunity

The Company and the Union each agree to the principle of equal employment opportunity to ensure that all employees are afforded an equal opportunity for employment, promotion, training, placement, transfer and compensation under the provisions of the Agreement regardless of race, sex, color, age, religion, handicap, veteran status or national origin.

Any reference to gender in this Agreement will be construed to refer to both male and female.

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ARTICLE XVIII

Termination, Duration and Negotiation

This Agreement shall become effective on April 17, 2004, and remain in full force until midnight

April 16, 2007.

The parties acknowledge that, during the negotiations of this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter, and that the understandings and agreements arrived at by the parties are set forth in this Agreement.  The Company and the Union each agrees that the other shall not be obligated to bargain with respect to any subject or matter referred to or not specifically referred to in this Agreement.  Unless specifically provided otherwise, all rights occurring under this Agreement shall expire at its termination.

This Agreement constitutes the entire Agreement of the parties.  It supersedes and cancels prior collective bargaining agreements.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures this 20th day of April, 2004.

PAUL MUELLER COMPANY	SHEET METAL WORKERS' INTERNATIONAL ASSOCIATION LOCAL UNION #208
/S/ Michael W. Young	/S/ Richard Dyrdahl
/S/ Duane L. Shaw	/S/ Steve W. Slone
/S/ Christina Frost	/S/ James R. Hulse
/S/ Kenny McGuire
/S/ Jerry Miller

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